Exhibit 99.2

Consent of Person Named

as About to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, I, Michael Brodsky, have agreed to serve as a member of the board of directors of Churchill Downs Incorporated and grant it consent to use my name in its Registration Statement on Form S-4, dated December 23, 2009, and all amendments, including post-effective amendments, to the Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933).

Dated: December 23, 2009

/s/ Michael Brodsky